Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Kyocera Corporation on Form S-8 (No. 333-121098) of our report dated June 28, 2013 on our audits of the financial statements and supplemental schedule of the KDA Retirement Plan, formerly the KMA Retirement Plan, as of December 31, 2012 and 2011, and for the year ended December 31, 2012, which report is included in this Annual Report on Form 11-K filed on or about June 28, 2013.

/s/ EISNERAMPER LLP

Edison, NJ

June 28, 2013